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As filed with the Securities and Exchange Commission on October 18, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW YORK & COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-1031445 (I.R.S. Employer Identification No.)
450 West 33rd Street, 5th Floor New York, New York (Address of Principal Executive Offices)	10001 (Zip Code)
New York & Company, Inc. Amended and Restated 2002 Stock Option Plan (Full Title of the Plan)

Richard P. Crystal
Chairman, Chief Executive Officer and President
450 West 33rd Street, 5th Floor
New York, New York 10001
(Name and Address of Agent For Service)

Copies to:

Vincent J. Pisano, Esq.
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
(212) 446-4800

(212) 884-2000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	9,368,408 shares	$0.1143 per share	$1,070,809	$136(2)

Common Stock, par value $0.001 per share	1,146,767 shares	$3.2280 per share	$3,701,764	$469(2)

Common Stock, par value $0.001 per share	234,336 shares	$17.0000 per share	$3,983,712	$505(2)

Common Stock, par value $0.001 per share	1,723,759 shares	$20.0500 per share	$34,561,368	$4,379(2)

Total	12,473,270(1) shares		$43,317,653	$5,488

        (1)   This registration statement relates to 12,473,270 shares subject to stock options granted or to be granted under the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan (the "Plan").

        (2)   Estimated for purposes of calculating the Registration Fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended as follows: (i) in the case of shares to be purchased upon the exercise of outstanding options, the fee is based on the exercise price of the option and (ii) in the case of shares of common stock for which options have not been granted and/or may hereafter be granted under the Plan, and the option price is therefore unknown, the fee is based on the average of the high and low sale prices per share of common stock quoted on the New York Stock Exchange on October 13, 2004 (within 5 business days prior to the filing of this Registration Statement).

EXPLANATORY NOTE

        This Registration Statement registers shares, par value $0.001 per share, of common stock of New York & Company, Inc., that may be issued and sold under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 424(b), or additional information about the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan will be available without charge by contacting Ronald Ristau, Chief Financial Officer, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, New York 10001, (212) 884-2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference:

  (a)
  The Company's prospectus, dated October 6, 2004 and filed on October 7, 2004; and

  (b)
  The description of the common stock, par value $0.001 per share, of the registrant included in its registration statement on Form 8-A filed on October 4, 2004.

        All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The validity of the shares offered hereby will be passed on for the Registrant by Kirkland & Ellis LLP. Certain partners at Kirkland & Ellis LLP indirectly own 152,643 shares of the Registrant's common stock through investment partnerships. None of such shares are being registered under this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

        Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Our restated certificate of incorporation contains a provision that eliminates the personal liability of directors to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. It also contains provisions that provide for the indemnification of directors of the company for third party actions and actions by or in the right of the company that mirror Section 145 of the Delaware General Corporation Law.

        In addition, our restated certificate of incorporation states that we shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of applicable law.

        Service as a director, officer, employee or agent or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by us are conclusively presumed to be serving in such capacity upon our request. Persons who become or remain directors after the date of adoption of the indemnity provisions are presumed to rely on them in entering into or remaining in such service.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of express expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, October 18, 2004.

NEW YORK & COMPANY, INC.
By:	/s/ RICHARD P. CRYSTAL Name: Richard P. Crystal Title: Chairman, Chief Executive Officer and President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard P. Crystal, Ronald W. Ristau and Linda Gormezano his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform such, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities indicated on October 18, 2004.

/s/ RICHARD P. CRYSTAL Richard P. Crystal	Chairman, Chief Executive Officer and President (Principal executive officer)
/s/ RONALD W. RISTAU Ronald W. Ristau	Chief Operating Officer and Chief Financial Officer (Principal financial officer and principal accounting officer)
/s/ RICHARD L. PERKAL Richard L. Perkal	Director
/s/ PHILIP M. CARPENTER III Philip M. Carpenter III	Director

/s/ JOHN D. HOWARD John D. Howard	Director
/s/ M. KATHERINE DWYER M. Katherine Dwyer	Director
/s/ DAVID H. EDWAB David H. Edwab	Director
/s/ ARTHUR E. REINER Arthur E. Reiner	Director

INDEX OF EXHIBITS

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the registrant.+
4.2	Amended and Restated By-laws of the registrant, as amended to date.+
4.3	New York & Company, Inc. Amended and Restated 2002 Stock Option Plan*
4.4	Stockholders Agreement, dated August 25, 2004, by and among the registrant, BSMB/NYCG LLC, Richard P. Crystal, Ronald Ristau and the other stockholders named therein, as amended to date.+
5.1	Opinion of Kirkland & Ellis LLP, counsel to the registrant*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page)

+
Previously filed as exhibit to registrant's Registration Statement on Form S-1, as amended, File No. 333-115778, filed with the Commission and incorporated herein by reference.

*
Filed herewith

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX OF EXHIBITS